Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT AND WAIVER

THIS SECOND AMENDMENT TO CREDIT AGREEMENT AND WAIVER, dated as of September 19, 2013 (this "Amendment"), is among MEADOWBROOK INSURANCE GROUP, INC., a Michigan corporation (the “Borrower”), the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and BANK OF AMERICA, N.A. and KEYBANK NATIONAL ASSOCIATION, as Syndication Agents.

RECITAL

The Borrower, the Lenders, the Administrative Agent and the Syndication Agents are parties to a Credit Agreement dated as of August 29, 2012 (as amended or otherwise modified from time to time, the "Credit Agreement").  The Borrower desires to amend the Credit Agreement as set forth herein and the Lenders are willing to do so in accordance with the terms hereof.

TERMS

In consideration of the premises and of the mutual agreements herein contained, the parties agree as follows:

ARTICLE 1.
WAIVER.

1.1               The Borrower has notified the Administrative Agent and the Lenders that Events of Default have occurred under the Credit Agreement due to the breach, at all times from and after June 30, 2013 until the date hereof, of the minimum permitted Consolidated Net Worth under Section 6.09(a) of the Credit Agreement and of the maximum permitted Consolidated Leverage Ratio under Section 6.09(c) of the Credit Agreement (such Events of Default due to such breaches from and after June 30, 2013 until the effectiveness hereof (but not at any other time) are collectively referred to as the "Existing Defaults").  The Existing Defaults have been temporarily waived until September 20, 2013 pursuant to a waiver letter dated August 23, 2013, and the Borrower and the Guarantors have requested that the Lenders and the Administrative Agent waive such Existing Defaults thereafter.

1.2               Pursuant to such request, and subject to (a) the accuracy of the representations of the Borrower and Guarantors hereunder and the compliance by the Borrower and the Guarantors with the agreements herein, and (b) the satisfaction of the conditions to the effectiveness of this Agreement specified in Article 4 hereof, the Lenders hereby waive the Existing Defaults. The Borrower and the Guarantors acknowledge and agree that the waiver contained herein is a limited, specific and one-time waiver as described above.  Such waiver shall not modify or waive any other Event of Default or Default or any other term, covenant or agreement contained in any of the Loan Documents, and shall not be deemed to have prejudiced any present or future right or rights which the Administrative Agent or the Lenders now have or may have under the Credit Agreement or the other Loan Documents with respect to any present or future Event of Default other than the Existing Defaults, and, in addition, shall not entitle the Borrower or the Guarantors (or any of them) to a waiver, amendment, modification or other change to, of or in respect of any provision of any of the Loan Documents in the future in similar or dissimilar circumstances.

ARTICLE 2.
AMENDMENTS.

Upon the satisfaction of the conditions set forth in Article 3 hereof, the Credit Agreement shall be amended as follows:

2.1               The following definitions are added to Section 1.01 of the Credit Agreement in appropriate alphabetical order:

“Second Amendment” means the Second Amendment to this Agreement.

“Second Amendment Effective Date” means the date the Second Amendment is effective.

2.2               The following definitions in Section 1.01 of the Credit Agreement are restated as follows:

"Applicable Rate" means, for any day, with respect to any Eurodollar Loan or ABR Loan or with respect to the commitment fees or fees on Letters of Credit payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption "Eurodollar Spread", "ABR Spread", "Commitment Fee Rate" or "Letter of Credit Fee", as the case may be, based upon the Consolidated Leverage Ratio as of the most recent determination date:

Level	Consolidated Leverage Ratio	Eurodollar Spread and Letter of Credit Fee	ABR Spread	Commitment Fee Rate
I	≤ 0.15:1.0	1.75%	0.75%	0.25%
II	> 0.15:1.0 and ≤ 0.25:1.0	2.00%	1.00%	0.30%
III	> 0.25:1.0	2.50%	1.50%	0.375%

The Applicable Rate shall be determined in accordance with the foregoing table based on the Consolidated Leverage Ratio as determined in the then most recent quarterly financial statements for the first three Fiscal Quarters of each Fiscal Year and the audited year-end financial statements for the last Fiscal Quarter of each Fiscal Year.  Adjustments, if any, to the Applicable Rate shall be effective the fifth Business Day after the date that the Administrative Agent is scheduled to receive the applicable financials under Section 5.01(a) or (b) and certificate under Section 5.01(c).  If the Borrower fails to deliver the financials to the Administrative Agent at the time required hereunder, then the Applicable Rate shall be set at Level III until such financials are so delivered.  The Applicable Rate shall be set at Level III as of the Second Amendment Effective Date.

Notwithstanding the foregoing, in the event that any financial statement or compliance certificate delivered pursuant to Sections 5.01(a), (b) and (c) is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of (i) a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (a) the Borrower shall immediately deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period, (y) the Applicable Rate for such Applicable Period shall be determined as if the Consolidated Leverage Ratio in the corrected compliance certificate were applicable for such Applicable Period, and (z) the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Rate for such Applicable Period, or (ii) a lower Applicable Rate for the Applicable Period than the Applicable Rate applied for such Applicable Period, then (x) the Borrower shall immediately deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period and (y) the Applicable Rate shall be adjusted in accordance with such corrected compliance certificate on the date that the Administrative Agent receives such corrected compliance certificate notwithstanding that such date is not otherwise a date on which the Applicable Rate is to be calculated, and such adjusted Applicable Rate shall remain in effect until otherwise required to be modified hereunder.  Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to their rights under this Agreement.  The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all Obligations.

"Consolidated Net Worth" means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, Shareholders' Equity of the Borrower and its Subsidiaries on that date, but excluding unrealized gains and losses, net of taxes.

"Revolving Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to Section 2.04, 2.09 or 9.04 or pursuant to this definition.  The initial amount of each Lender's Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or Lender Addition and Acknowledgement Agreement pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.  The aggregate amount of the Lenders' Revolving Commitments as of the Second Amendment Effective Date is $30,000,000, and the aggregate amount of the Lenders' Revolving Commitments shall automatically reduce (with each Lender’s Revolving Commitment reducing by its Applicable Percentage thereof) after the Second Amendment Effective Date to the following amounts as of the following dates: (i) $29,250,000 as of September 30, 2014, (ii) $28,500,000 as of December 31, 2014, (iii) $27,000,000 as of March 31, 2015, (iv) $25,500,000 as of June 30, 2015, (v) $24,000,000 as of September 30, 2015, (vi) $22,500,000 as of December 31, 2015, and (vii) $21,000,000 as of March 31, 2016.  Any optional reductions to the Revolving Commitments will reduce each of the levels in the foregoing clauses (i) through (vii).

2.3               Section 2.04 of the Credit Agreement is restated as follows: “[Intentionally Omitted].”

2.4               Section 2.11(c) of the Credit Agreement is restated as follows:

(c)  If the Borrower or any of its Subsidiaries Disposes of any property (other than any Disposition of any property permitted by clauses (i) through (iv) of Section 6.03(c)), to the extent the Net Proceeds of all such Dispositions after the Effective Date exceeds $500,000, the Borrower shall prepay the principal amount of the Term Loans  by an amount equal to 100% of such Net Proceeds immediately upon receipt thereof by such Person.

2.5               Section 2.11 of the Credit Agreement is amended by adding the following new clause (e) to the end thereof:

(e)               In addition to all other payments required hereunder, if the aggregate Revolving Credit Exposure of all Lenders exceeds the aggregate Revolving Credit Commitment of all Lenders at any time, the Borrower shall promptly prepay the Revolving Loans by an amount equal to such excess and, to the extent any such excess exists after all Revolving Loans have been paid, cash collateralize (in accordance with the procedures of Section 2.06(j)) any Letters of Credit to the extent of such excess.

2.6               Section 3.04(b) of the Credit Agreement is restated as follows:

(b) since December 31, 2011, there has been no material adverse change in the business, assets, operations, prospects or condition financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole, except as publicly disclosed in filings filed with the Securities Exchange Commission before the Second Amendment Effective Date.

2.7               Section 6.06(a) of the Credit Agreement is restated as follows:

(a) the Borrower may pay regular cash dividends on its Equity Interests consistent with its historical dividend policies and practices, provided that such regular cash dividends per fiscal quarter will not exceed the lesser of (i) $0.02 per common share or (ii) $1,250,000 in the aggregate;

2.8               Section 6.06(e) of the Credit Agreement is restated as follows: “(e) [Intentionally Omitted].”

2.9               Section 6.09(a), (b) and (c) of the Credit Agreement is restated as follows:

(a)   Consolidated Net Worth. Permit Consolidated Net Worth at any time to be less than the sum of (i) $365,697,000, (ii) an amount equal to 75% of the positive Net Income of the Borrower earned in each fiscal quarter ending on or after September 30, 2013 (with no deduction for a net loss in any such fiscal quarter), and (iii) an amount equal to 75% of the aggregate increases in Shareholders' Equity of the Borrower and its Subsidiaries after June 30, 2013 by reason of the issuance and sale of Equity Interests of the Borrower or any Subsidiary (other than issuances to the Borrower or a wholly-owned Subsidiary), including without limitation upon any conversion of debt securities of the Borrower into such Equity Interests.

(b)  Risk Based Capital Ratio. Permit the Risk Based Capital Ratio at any time of Star Insurance, Century or of any other current or future Material Insurance Subsidiary to be less than 175%.

(c)  Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio of the Borrower to exceed (i) 0.375:1.00 at any time prior to September 30, 2014, or (ii) 0.35:1.00 at any time on or after September 30, 2014.

2.10             Schedule 2.01 attached to the Credit Agreement is replaced with Schedule 2.01 attached hereto.

ARTICLE 3.
REPRESENTATIONS.

The Borrower represents and warrants to the Lenders and the Administrative Agent that:

3.1               The execution, delivery and performance of this Amendment are within the Borrower's powers and have been duly authorized by all necessary corporate and other action.

3.2               This Amendment has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.3               The execution, delivery and performance of this Amendment by the Borrower (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, operating agreement, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

3.4               After giving effect to the waiver and amendments herein contained, the representations and warranties of each Loan Party set forth in the Credit Agreement or in any other Loan Document are true and correct in all material respects on and as of the date hereof.

3.5               After giving effect to the waiver and amendments herein contained, no Default shall have occurred and be continuing.

ARTICLE 4.
CONDITIONS PRECEDENT.

This Amendment shall be effective as of the date hereof when each of the following conditions is satisfied:

4.1               This Amendment shall be executed by each of the Borrower and the Required Lenders.

4.2               The Consent and Agreement attached hereto shall be executed by the Guarantors.

4.3               The Administrative Agent shall have received and be satisfied with such other documents, and the Company shall have satisfied such other conditions, as the Administrative Agent may have reasonably requested.

ARTICLE 5.
MISCELLANEOUS.

5.1               References in the Credit Agreement or in any other Loan Document to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby and as further amended from time to time.  Except as expressly amended hereby, the Borrower agrees that the Loan Documents are ratified and confirmed and shall remain in full force and effect and that it has no set off, counterclaim, defense or other claim or dispute with respect to any of the foregoing.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

5.2               The terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.  This Amendment may be signed upon any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument, and signatures sent by telecopy or other electronic imaging shall be enforceable as originals.

5.3               This Amendment shall be construed in accordance with and governed by the laws of the State of Michigan.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

MEADOWBROOK INSURANCE GROUP, INC.

By:	/s/ Karen M. Spaun
Name: Karen M. Spaun
Title: Sr. Vice President & Chief Financial Officer

Signature Page Meadowbrook Insurance Group Second Amendment

JPMORGAN CHASE BANK, individually and as Administrative Agent

By:	/s/ Thomas A. Kiepura
	Name:	Thomas A. Kiepura
	Title:	Sr Credit Executive

Signature Page Meadowbrook Insurance Group Second Amendment

BANK OF AMERICA, N.A., individually and as a Syndication Agent

By:	/s/ Gregory J. Bosio
	Name:	Gregory J. Bosio
	Title:	Vice President

Signature Page Meadowbrook Insurance Group Second Amendment

KEYBANK NATIONAL ASSOCIATION, individually and as a Syndication Agent

By:	/s/ James Cribbet
	Name:	James Cribbet
	Title:	SVP

Signature Page Meadowbrook Insurance Group Second Amendment

THE PRIVATEBANK AND TRUST COMPANY

By:
Name:
Title:

Signature Page Meadowbrook Insurance Group Second Amendment

RBS CITIZENS, N.A.

By:	/s/ Gavin Taylor
	Name:	Gavin Taylor
	Title:	SVP

Signature Page Meadowbrook Insurance Group Second Amendment

CONSENT AND AGREEMENT

As of the date and year first above written, each of the undersigned hereby:  (a) fully consents to the terms and provisions of the above Amendment and the consummation of the transactions contemplated thereby; (b) agrees that the Guaranty to which it is a party and each other Loan Document to which it is a party are hereby ratified and confirmed and shall remain in full force and effect, acknowledges and agrees that it has no setoff, counterclaim, defense or other claim or dispute with respect the Guaranty to which it is a party and each other Loan Document to which it is a party; and (c) represents and warrants to the Administrative Agent and the Lenders that the execution, delivery and performance of this Consent and Agreement are within its corporate or limited liability company powers, as applicable, have been duly authorized by all necessary corporate or limited liability company action, as applicable, and are not in contravention of any applicable law or regulation or of any terms of its organizational documents or of any material agreement or undertaking to which it is a party or by which it is bound, except where such contravention would not reasonably be expected to result in a Material Adverse Effect and this Consent and Agreement is the legal, valid and binding obligations of it, enforceable against it in accordance with the terms hereof and thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

CREST FINANCIAL CORPORATION

By:	/s/ Karen M. Spaun
Name:	Karen M. Spaun
Title:	Sr. Vice President & Chief Financial Officer

MEADOWBROOK INC.

By:	/s/ Karen M. Spaun
Name:	Karen M. Spaun
Title:	Sr. Vice President & Chief Financial Officer

PROCENTURY CORPORATION

By:	/s/ Karen M. Spaun
Name:	Karen M. Spaun
Title:	Sr. Vice President & Chief Financial Officer

Signature Page Meadowbrook Insurance Group Second Amendment

Schedule 2.01 – Commitments

Lender	Title	Revolving Commitment as of the Second Amendment Effective Date	Term Loan Amount Outstanding as of the Second Amendment Effective Date
JPMorgan Chase Bank, N.A.	Administrative Agent	$7,500,000.00	$6,375,000.00
Bank of America, N.A.	Syndication Agent	$6,923,076.92	$5,884,615.39
KeyBank National Association	Syndication Agent	$6,923,076.92	$5,884,615.39
The PrivateBank and Trust Company		$5,192,307.69	$4,413,461.54
RBS Citizens, N.A.		$3,461,538.47	$2,942,307.68
Total:		$30,000,000.00	$25,500,000.00